As filed with the Securities and Exchange Commission on June 28, 1999

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERRILL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	41-0946258
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One Merrill Circle, St. Paul, Minnesota (Address of Principal Executive Offices)	55108 (Zip Code)

MERRILL CORPORATION
1993 STOCK INCENTIVE PLAN
1996 NON-STATUTORY STOCK OPTION PLAN
1996 NON-EMPLOYEE DIRECTOR PLAN
(Full title of the plan)

Steven J. Machov, Esq.
Vice President—General Counsel and Secretary
Merrill Corporation
One Merrill Circle
St. Paul, MN 55108
(Name and address of agent for service)

 651-646-4501
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.01 per share	700,000 shares(2)	$19.65	$13,755,000	$2,751.00

(1)
Estimated solely for the purpose of calculating the amount of the registration fee and calculated as follows: (i) with respect to options to purchase shares previously granted under the plans, on the basis of the weighted average exercise price of such option grants and (ii) with respect to options to be granted under the plans, on the basis of the average high and low reported sales prices of the Registrant's Common Stock on June 23, 1999, on the over-the-counter market, as reported by the Nasdaq National Market.

(2)
Represents the increase in the total number of shares reserved for issuance under the Registrant's 1996 Non-Statutory Stock Option Plan, as amended effective May 28, 1998 (the "Plan"). An aggregate of 1,303,000 shares has been previously registered under cover of Form S-8 (Reg. No. 333-28171). This Registration Statement also covers such an indeterminate number of additional shares as may be issued pursuant to the antidilution provisions of the Plan.

INCORPORATION OF PREVIOUS
REGISTRATION STATEMENT

    Pursuant to General Instruction E of Form S-8, this Registration Statement is filed solely to register an additional 700,000 shares of common stock, par value $0.01 per share of the Registrant (the "Common Stock") reserved for issuance under the Registrant's Non-Statutory Stock Option Plan. This increase was approved by the unanimous vote of the board of directors of the Registrant on May 28, 1998. Pursuant to Instruction E, the contents of the Registrant's Registration Statement on Form S-8, File No. 333-28171, are hereby incorporated by reference.

Exhibits.

Exhibit No.		Description
5.1	*	Opinion and Consent of Oppenheimer Wolff & Donnelly LLP
23.1		Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1)
23.2	*	Consent of PricewaterhouseCoopers LLP

*  Filed herewith.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on June 25, 1999.

MERRILL CORPORATION
By:	/s/ STEVEN J. MACHOV Steven J. Machov Its: Vice President—General Counsel and Secretary

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 25, 1999 by the following persons in the capacities indicated.

Signature	Title

/s/ JOHN W. CASTRO John W. Castro	President and Chief Executive Officer (Principal Executive Officer) and Director
/s/ KAY A. BARBER Kay A. Barber	Vice President—Finance, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
/s/ ROBERT F. NIENHOUSE Robert F. Nienhouse	Director
/s/ RICHARD G. LAREAU Richard G. Lareau	Director
/s/ PAUL G. MILLER Paul G. Miller	Director
/s/ RICK R. ATTERBURY Rick R. Atterbury	Director
/s/ RONALD N. HOGE Ronald N. Hoge	Director
/s/ JAMES R. CAMPBELL James R. Campbell	Director
/s/ FREDERICK W. KANNER Frederick W. Kanner	Director
/s/ MICHAEL S. SCOTT MORTON Michael S. Scott Morton	Director

INDEX TO EXHIBITS

Exhibit No.		Description
5.1	*	Opinion and Consent of Oppenheimer Wolff & Donnelly LLP
23.1		Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1)
23.2	*	Consent of PricewaterhouseCoopers LLP

*  Filed herewith.